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                                                                   EXHIBIT 10.28

                               September 28, 2001

Hallmark Entertainment, Inc.
1325 Avenue of the Americas
New York, NY  10019

Gentlemen:

This will confirm our Agreement for the services of Hallmark Entertainment, Inc. ("HEI") as administrator and sales representative for the Purchased Assets which Crown Media Holdings, Inc. ("Crown") has acquired from Hallmark Entertainment Distribution, LLC ("HED") pursuant to that certain Purchase and Sale Agreement dated as of April 10, 2001 by and between Crown and HED (the "HEI Library Agreement"). Capitalized terms used herein shall have the same meaning as in the HEI Library Agreement. We have agreed as follows:

1. Services for the Purchased Assets:

      a) HEI will continue to act as exclusive worldwide sales representative in all media (except as herein provided) for the Purchased Assets. In this regard, HEI will perform the sales and distribution services which it has provided in the past for the Purchased Assets on the terms set forth herein, and will use commercially reasonable efforts to maximize the licensing revenues from that part of the Purchased Assets made available to it under Paragraph 2 hereof, consistent with its past efforts for comparable product among the Purchased Assets ("comparable" means comparable production value, age, production budget, and extent and commercial success of prior licensing). Specifically HEI will promote and advertise the Purchased Assets consistent with its past efforts and will include the titles of the Purchased Assets on all product lists.

      b) HEI will also provide administrative support for processing licenses for the Purchased Assets and maintaining the Purchased Assets. Such services will include, but not be limited to:

            i) Distribution -- (x) maintaining a sales database to track availability of Purchased Assets, sales order origination, physical storage and maintenance of materials, and handling technical interface with customers; and (y) ordering of masters/elements, execution of deliveries, dubbing, duplication, enhancing quality, coordinating ancillary product requirements (scripts, promos, etc.) at Crown's expense;

            ii) Finance - handling billing, receivables and collections, financial reporting to third party participants, tracking ultimates, and providing invoices to Crown for residuals for which Crown is responsible pursuant to Paragraph 1(c) hereof, so that Crown may either make direct payment or provide funds to HEI to make direct payments as contemplated by Paragraph 1(c) hereof; and


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            iii) Legal - issuing licensing contracts, handling ongoing business affairs, including customer interface, and employing outside counsel as HEI and Crown deem necessary or advisable at Crown's expense.

      c) HEI shall be responsible for the payment of, and shall indemnify Crown with respect to any and all residuals payable to any Guild arising from the exercise by HEI or its predecessors in interest of their rights under the Pre-2001 License Agreements ("HEI's Distribution"). Crown shall be responsible for payment of, and shall indemnify HEI with respect to, any and all residuals payable to any Guild arising from the exercise by Crown of its rights in and to the Purchased Assets ("Crown's Distribution"). Notwithstanding the foregoing, Crown shall not be obligated to pay residuals with respect to receipts received by HEI prior to Closing for 2001 License Agreements until Crown has received such receipts from HEI or the account debtor. HEI agrees to maintain all books and records necessary to calculate residuals. In the event of any claim arising with respect to residual payments or any audit initiated by any of the Guilds with respect to residual payments ("Claim"), HEI shall control the administration, settlement or defense thereof during the Term, provided that Crown shall have the right to participate and HEI shall not settle any Claims that arise from Crown's Distribution without the prior consent of Crown. At the end of the Term or upon earlier termination, Crown shall control the administration, settlement or defense of Claims, provided that HEI shall have the right to participate and Crown shall not settle any Claims that arise from HEI's Distribution without the prior consent of HEI.

2. Availability of Properties from Purchased Assets and Distribution Terms:
Crown will have the sole discretion to determine which properties from the Purchased Assets are made available to HEI for licensing to third parties, as well as the territories, media and windows for which the properties are available, and Crown shall promptly notify HEI of such availabilities. Crown will appoint an executive to serve as distribution liaison between HEI and Crown ("Crown's Designee"), who will be empowered to make these decisions regarding the Purchased Assets on a day-to-day basis and to review all licenses, sales and marketing materials and to execute license agreements on behalf of Crown. All license agreements relating to the Purchased Assets entered into after Closing will be subject to Crown's review and approval and will be entered into in the name of Crown as licensor. HEI will not execute any license agreements on behalf of Crown.

Crown reserves the right to directly sell or license any "digital rights" to the Purchased Assets, as that term is defined in the "Amended and Restated Program Agreement" between the parties of even date, and to transmit, distribute and otherwise exploit the Purchased Assets over Odyssey, the Hallmark Entertainment Network, the Hallmark Channel or any of its future network operations; provided such exhibition and exploitation does not conflict with the Pre-2001 License Agreements or the 2001 License Agreements.

3. Term:

      a) Subject to Closing, the Term of this Agreement shall be for a period of three years, commencing as of January 1, 2001, however, Crown or HEI will have the right to terminate the Agreement, effective at any time after the first full year of the Term, upon 60 days written notice.


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An early termination of this Agreement shall not be effective until 60 days after a copy of the written notice of termination shall have been delivered to The Chase Manhattan Bank, as Agent for the Lenders under the Crown Credit Facility being entered into contemporaneously with the execution of this Agreement.

      b) At the end of the Term or upon earlier termination, Crown shall take physical possession of all License Agreements, Production Agreements, assignments and other material documents and copies of the rights availabilities and copyright databases (subject to Crown's acquiring the appropriate software licenses) relating to the Purchased Assets which are in HEI's possession, other than the Pre-2001 License Agreements and related documents (including, but not limited to, documents relating to the chain of title and ownership of the Library which have not theretofore been delivered to Crown). Crown shall continue to provide HEI and its affiliates prompt access to such documents as provided in the HEI Library Agreement. Crown may also take physical possession of all Film Properties of the Films on 90 days prior written notice but in such event shall notify HEI as to where they are located and shall provide access to such Film Properties to HEI and its affiliates so they may service the Pre-2001 Agreements without any obstacles or delay.

4. Service Fee: In consideration for the services provided by HEI hereunder, Crown will pay HEI a Service Fee of $1,500,000 per year. Such Service Fee will be paid in quarterly installments of $375,000 payable in advance except that the first year's Service Fee will be paid promptly after Closing.

5. Crown Accounts/Licenses:

      a) After Closing, Crown will open a bank account in the name of Crown (which will be at The Chase Manhattan Bank) to accept receipts from contracts entered into by HEI on behalf of Crown. HEI will direct customers to pay amounts due directly to that account. All amounts received pursuant to 2001 License Agreements prior to Closing shall be paid by HEI to Crown within 60 days after Closing together with the reports and information described in (c) below relating to such receipts. To the extent that HEI has made payment of residuals which are the responsibility of Crown pursuant to the terms of Paragraph 1(c) hereof, or has made payment of costs which are the responsibility of Crown pursuant to the terms of Paragraph 5(b) hereof, HEI may net out from the payments being made to Crown, the amount of such residuals and such costs so paid by HEI.

      b) Crown will pay directly all third party direct costs relating to any service performed by HEI hereunder including duplication costs, marketing costs, costs of promotional materials, delivery costs, residuals in connection with distribution of Purchased Assets on behalf of Crown and any participations relating thereto. Individual expenditures exceeding $10,000 require the prior written approval of Crown's Designee or another Crown officer.

      c) HEI shall submit to Crown within 60 days following the end of each calendar quarter, (i) a report setting forth all licenses of the Purchased Assets entered into during the preceding calendar quarter, including the name and address of each licensee, (ii) a report showing the amount of receipts from each licensee and the films to which the receipts apply, and (iii) a copy of all licenses relating to the Purchased Assets. The first such report will cover the period from


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January 1, 2001 through September 30, 2001, and will contain a reconciliation of all residual obligations accrued and/or paid during that period.

      d) HEI shall maintain its files, documentation and related accounting records for such period as is required by the statutes, rules and regulations of the United States Internal Revenue Code and the Internal Revenue Service. Crown shall have the right once each quarter to request access to such materials during reasonable business hours and without disruption to the operations of HEI for the purpose of an accounting and may, for such purpose, hire or otherwise employ an independent certified accountant.

      e) In addition to its other obligations hereunder, HEI shall make available to any third parties with whom Crown has entered into a license agreement as contemplated above, such documents and/or financial information as to which such parties are entitled pursuant to any audit provisions or other information delivery requirements of any such license agreements.

6. Trademarks; Copyrights: Crown will advise HEI of any relevant trade names, service marks and copyrights of Crown which it wants referenced in catalogs, sales brochures and other materials created by HEI relating to the distribution of the Purchased Assets and HEI will ensure that such names, marks and copyrights are used in accordance with Crown's instruction. Any inadvertent failure by HEI to include such names, marks and copyrights shall not constitute a breach of this Agreement. In the absence of instruction to the contrary, HEI may continue using the names, marks and copyrights in use for the Purchased Assets before their acquisition by Crown.

7. Third-Party Disputes; Indemnification: If any third party claim is asserted or action or proceeding brought against HEI or its affiliates (i) which alleges that all or any part of the Purchased Assets infringes or misappropriates any copyright or other proprietary right or title or (ii) which otherwise arises from the actions of HEI or its affiliates in performing services hereunder, then HEI shall give Crown prompt written notice thereof and Crown shall defend or settle such claim or action within its discretion at its cost. Crown further releases and agrees to indemnify and hold harmless HEI, its affiliates, their employees, agents and representatives from any and all damages, claims, costs, and reasonable attorneys' fees resulting from or arising out of the performance by HEI or its affiliates of HEI's obligations hereunder (other than for deliberate wrongful acts, gross negligence or HEI's breach of this Agreement for which HEI shall indemnify Crown) and as a result of any breach of this Agreement by Crown. In no event shall any liability of HEI to Crown under this Agreement exceed the amount of fees paid to it hereunder nor shall HEI or its affiliates have any liability for consequential or special damages including lost profits.

8. General Terms:

      a) Arbitration. The parties irrevocably agree that each and every controversy or claim arising out of, or in connection with or relating to this Agreement or the interpretation, performance or breach thereof shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association or its successor and in accordance with applicable law. Such arbitration shall not adjudicate any claims made by either of the parties pursuant to any other agreement between them except to the extent that such agreement has a comparable arbitration provision in it. The arbitration shall be conducted in New York, New York and the


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proceedings shall be kept confidential (but as to which The Chase Manhattan Bank shall be given notice and access). Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in this section. Each dispute shall be promptly adjudicated by a panel of three neutral arbitrators. All arbitrators shall be of good reputation and character and, shall be highly knowledgeable of entertainment industry matters. Each party shall pay one-half of the arbitrators expenses and its own legal expenses. The arbitrators shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties but such conclusions of law shall be subject to appeal in any New York court of competent jurisdiction. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this section, either party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this section. If proper notice of any hearing has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

      b) Successors and Assigns. The rights and obligations of each of the parties hereunder may not be assigned or transferred without the written consent of the other except that HEI may assign a part or all of its obligations hereunder to one or more of its affiliates but any such assignment shall not relieve HEI of its obligations hereunder. Assignment or transfer as used herein shall include any transfer by reason of merger or sale of assets. This provision shall not preclude HEI from outsourcing or sublicensing certain of its services hereunder which are customarily outsourced by HEI.

      c) No Waiver. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

      d) Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or affiliates with respect to the subject matter hereof. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon either party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

      e) Notices. All notices, requests and demands to or upon the respective parties hereto, and all statements, accountings and payments given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by telegraph or by facsimile addressed as follows, or to such other address an may hereafter be


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designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address:

                  HEI:     Hallmark Entertainment, Inc.
                           1325 Avenue of the Americas
                           New York, NY 10019
                           Attn: Chief Financial Officer

                           with a copy to:

                           Hallmark Cards, Inc.
                           2501 McGee, MD #339
                           Kansas City, MO  64108
                           Attn: General Counsel

                  Crown:   Crown Media Holdings, Inc.
                           12700 Ventura Blvd.
                           Studio City, CA 91604
                           Attn: President and Chief Executive Officer

                           with a copy to:

                           Crown Media Holdings, Inc.
                           6430 South Fiddlers Green Circle
                           Suite 500
                           Englewood, CO 80111
                           Attn: General Counsel

Copies of notices, requests or demands given by HEI to Crown pursuant to the provisions of Paragraph 7 hereof and copies of any reports submitted by HEI to Crown pursuant to Paragraph 5 hereof shall contemporaneously be delivered to The Chase Manhattan Bank, c/o JP Morgan Securities Inc., 1800 Century Park East, Suite 400, Los Angeles, CA 90067, Attention: P. Clark Hallren.

      f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. The parties agree to submit to the jurisdiction of a court of competent jurisdiction in New York and to accept service in accordance with 8(e).

      g) Section Headings. The section headings of this Agreement are for convenience of reference only and shall not he deemed to alter or affect any provision hereof.

      h) Severability. If any provision of this Agreement is held or deemed to be or is, in fact, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable.


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      i) Survival. The provisions of Paragraphs 1(c) and 8 shall survive the termination of this Agreement at the end of three years or at an earlier time as contemplated by Paragraph 3(a) hereof.

If the foregoing terms are acceptable to you, please confirm your agreement by countersigning this Agreement where provided below.

                                            CROWN MEDIA HOLDINGS, INC.,
                                            a Delaware corporation


                                            By:   /s/ William J. Aliber
                                                --------------------------------

                                            Its:   Executive Vice President
                                                 -------------------------------

Agreed and Accepted:

HALLMARK ENTERTAINMENT, INC.,
a Delaware corporation


By:  Robert A. Halmi, Jr.
   --------------------------------

Its: President
    -------------------------------


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                                                               December 14, 2001

Jeff Ringler
Vice President
Hallmark Entertainment, Inc.
1325 Avenue of the Americas
21st Floor
New York, NY 10019

Dear Jeff,

This will confirm that Crown Media Holdings, Inc. has assigned to Crown Media Distribution, LLC, all of its rights, title and interest in the 702 film titles which Crown Media Holdings acquired from Hallmark Entertainment Distribution, LLC, pursuant to the Purchase and Sale Agreement, dated as of April 10, 2001.

In view of this assignment of the film rights, Crown Media Holdings also plans to assign its rights and obligations under the Service Agreement, dated September 28, 2001 between Crown Media Holdings and Hallmark Entertainment, Inc. ("HEI") to Crown Media Distribution. I believe that under Paragraph 8(b) of the Service Agreement, HEI's approval is needed for such an assignment. We would appreciate confirmation of HEI's consent to this assignment by your countersignature below.

Once HEI has confirmed its consent to the assignment, HEI is authorized to act as Crown Media Distribution's agent and representative in the exploitation of the film titles under the terms of the Service Agreement, in the same manner as it was authorized to act for Crown Media Holdings, Inc.

                                              Sincerely,
                                              Crown Media Holdings, Inc.
                                              Crown Media Distribution, LLC

Accepted and Agreed to:
Hallmark Entertainment, Inc.                  By    /s/ Charles Stanford
                                                --------------------------------
                                                      Charles Stanford
By /s/ Peter Von Gal
   -----------------------------
       Peter Von Gal

CC:    Fiona Arnold
       David Evans
       Paul FitzPatrick
       Tony Guido
       Diane Keating
       Deanne Stedem